Exhibit 2.2

OPERATING AGREEMENT

of

My income property, LLC

a Delaware limited liability company

(Dated as of January 25, 2021)

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 ORGANIZATION	2
¶ 2.1 Formation.	2
¶ 2.2 Name.	2
¶ 2.3 Registered Office, Registered Agent, and Principal Office.	2
¶ 2.4 Purposes and Powers.	3
¶ 2.5 Foreign Qualifications.	3
¶ 2.6 Term.	3
¶ 2.7 Entity Declaration.	3
¶ 2.8 Voting Rights.	3
ARTICLE 3 SERIES	3
¶ 3.1 Division into Series.	3
¶ 3.2 Creation of New Series	6
¶ 3.3 Effect of Series Agreement	6
¶ 3.4 Applicability of Certain Provisions	6
ARTICLE 4 CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS	6
¶ 4.1 Initial Contributions.	6
¶ 4.2 Subsequent Contributions.	7
¶ 4.3 Return of Capital Contributions.	7
¶ 4.4 Loans by Members; Loans to Members.	7
¶ 4.5 Capital Accounts.	7
¶ 4.6 Capital Accounts Upon Sale or Exchange of Membership Interests.	7
¶ 4.7 Revaluation of Capital Accounts.	7
¶ 4.8 No Certificates of Ownership.	8
ARTICLE 5 ALLOCATIONS AND DISTRIBUTIONS	9
¶ 5.1 Code Section 704(c) Allocations.	9
¶ 5.2 Allocations Concerning Transferred Interests.	9
¶ 5.3 Distributions of Net Cash Receipts.	9
¶ 5.4 Qualified Income Offset.	9
¶ 5.5 Tax Distributions.	9
¶ 5.6 Allocation of Profits and Losses.	9
¶ 5.7 Not Applicable to Series Members.	9
ARTICLE 6 MEMBERSHIP; DISPOSITIONS OF INTERESTS	10
¶ 6.1 Initial Members.	10
¶ 6.2 Additional Members.	10
¶ 6.3 Information.	10
¶ 6.4 Liability to Third Parties.	10
¶ 6.5 No Member Authority.	10
¶ 6.6 Transfer of Membership Interests.	10
¶ 6.7 Member’s Death or Disability.	11
¶ 6.8 No Right of Withdrawal.	11
¶ 6.9 Investment Representations and Warranties.	11

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ARTICLE 7 MANAGEMENT; MEETINGS OF MEMBERS	12
¶ 7.1 Management Authority.	12
¶ 7.2 Officers.	12
¶ 7.3 Meetings.	12
¶ 7.4 Notice of Meetings.	12
¶ 7.5 Quorum.	12
¶ 7.6 Manner of Acting.	12
¶ 7.7 Action Without Meeting.	12
¶ 7.8 Telephonic or Electronic Meetings.	13
¶ 7.9 Proxies.	13
ARTICLE 8 INDEMNIFICATION	13
¶ 8.1 Indemnification of Manager and Members.	13
¶ 8.2 Indemnification of Employees and Agents.	13
¶ 8.3 Indemnification for Breach.	13
¶ 8.4 Savings Clause.	14
ARTICLE 9 AMENDMENTS	14
¶ 9.1 Amendment of Operating Agreement.	14
¶ 9.2 Amendment of Certificate of Formation.	14
ARTICLE 10 BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS	14
¶ 10.1 Maintenance of Books and Records.	14
¶ 10.2 Reports.	14
¶ 10.3 Taxable Year and Accounting Method.	15
¶ 10.4 Tax Elections.	15
¶ 10.5 Bank Accounts.	15
ARTICLE 11 DISSOLUTION, LIQUIDATION AND TERMINATION	15
¶ 11.1 Dissolution.	15
¶ 11.2 Winding Up.	16
¶ 11.3 Final Distribution.	16
¶ 11.4 Distributions in Kind.	17
¶ 11.5 Redemption Plan.	17
¶ 11.6 No Recourse Against Members.	17
¶ 11.7 Deficit Capital Accounts.	17
¶ 11.8 Certificate of Cancellation.	17
ARTICLE 12 DISPUTE RESOLUTION	18
¶ 12.1 Procedure for Settling Disputes.	18
¶ 12.2 Mandatory Alternative Dispute Resolution.	18
¶ 12.3 Preliminary Relief.	18
¶ 12.4 Consolidation.	18

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¶ 12.5 Location of Mediation or Arbitration.	19
¶ 12.6 Attorney’s Fees and Costs.	19
¶ 12.7 Maximum Award.	19
¶ 12.8 AAA Commercial Mediation or Arbitration Rules.	19
¶ 12.9 Mediation.	19
¶ 12.10 Selection of Mediator.	19
¶ 12.11 Arbitration.	19
¶ 12.12 Selection of Arbitrator.	19
¶ 12.13 Qualifications of Arbitrator.	20
¶ 12.14 Discovery.	20
ARTICLE 13 GENERAL PROVISIONS	20
¶ 13.1 Entire Agreement.	20
¶ 13.2 Notices.	20
¶ 13.3 Severability.	21
¶ 13.4 Parties Bound.	21
¶ 13.5 Applicable Law.	21
¶ 13.6 Strict Construction.	21
¶ 13.7 Partition.	21
¶ 13.8 Headings.	21
¶ 13.9 Counterparts.	21
¶ 13.10 Pronouns.	21
¶ 13.11 Effect of Waiver or Consent.	21
¶ 13.12 Further Assurances.	21

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OPERATING AGREEMENT

OF
my income property, LLC

a Delaware Limited Liability Company

This Operating Agreement of my income property, LLC (the “Company”), a Delaware limited liability company (the “Operating Agreement”), dated as of January 25, 2021, is executed and agreed to by all of the initial Members of the Company (as defined below).

ARTICLE 1
DEFINITIONS

Capitalized terms not otherwise defined in context will have the meanings set forth below.

“Act” means the Delaware Limited Liability Company Act, Title 6, Delaware Code Ann., Section 18-101 et seq., and any successor statute, as amended from time to time.

“Manager” means MIP Manager, LLC, a Delaware limited liability company.

“Member” means each Person who acquires a Membership Interest pursuant to this Operating Agreement and each Person hereafter admitted to the Company as a Member as provided in this Operating Agreement, but does not include any Person who has ceased to be a Member. For avoidance of doubt, a Series Member (defined below) shall not be deemed to be a Member for purposes of this Operating Agreement.

“Person” means any individual, corporation, trust, partnership, joint venture, limited liability company or other entity.

“Required Interest” means one or more Members owning among themselves more than fifty percent (50%) of the total outstanding Units of the Company. For the avoidance of doubt, the Required Interest shall be determined without reference to any interests in any Series held by any of the Series Members.

“Series Member” means any Person who makes Capital Contributions to a Series and is accepted by the Manager of that Series, but not of the Company generally or of any other Series created hereunder.

“Series Voting Majority” means, with respect to a Series, Members associated with such Series entitled to vote holding collectively more than fifty percent (50%) of the voting power of such Series, unless the applicable Series Agreement requires a greater voting percentage.

“Tax Distribution” means an amount, if any, that the Manager determines in its unlimited discretion may be advisable for each Member to pay federal, state and local income taxes on such Member’s distributive share of the Company’s income, taking into account the Company’s conditions, prospects, and business objectives. In determining the income taxes of the Members, the Manager shall assume all Members are in the highest marginal income tax brackets then in effect and are residents of the county and state in which the Tax Matters Representative then resides. Any such distributions to pay taxes shall be allocated to the Interest holders in the same manner as the allocation of Profits and Losses.

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“Tax Matters Representative” The Members hereby designate the Manager to be the “partnership representative” of the Company pursuant to Code §6223(a). The Person so designated is authorized to take such actions as are permitted by the Code. If the Person designated as Tax Matters Representative by the Members ceases to be the Tax Matters Representative for any reason, the Members will promptly designate another Person as successor Tax Matters Representative.

“Treasury Regulations,” “Treas. Reg.” or “Reg.” means the temporary, proposed and final income tax regulations promulgated under the Code as amended from time to time (including corresponding provisions of succeeding regulations).

“Unit” means an Interest initially representing a Capital Contribution to the Company or any Series, with such amount to be adjusted from time to time as necessary by the Manager. The initial Capital Contributions to the Company, and the Units issued pursuant thereto, are set forth on Exhibit A.

ARTICLE 2
ORGANIZATION

¶ 2.1        Formation. The Company has been organized as a Delaware series limited liability company under and pursuant to the Act and the filing of the Certificate of Formation, as amended from time to time, for the Company in accordance with the Act with the Delaware Secretary of State (the “Certificate of Formation”). The rights and obligations of the Members shall be as set forth in the Act except as the Certificate of Formation, this Operating Agreement or any applicable Series Agreement expressly provides otherwise. In the event of a conflict between the terms of this Operating Agreement and the terms of the Certificate of Formation the terms of the Certificate of Formation shall prevail.

¶ 2.2        Name. The Name of the Company is as set forth in the Certificate of Formation. All Company business shall be conducted in the name of the Company or such other name as the Manager or the Members may select from time to time and which is in compliance with all applicable laws.

¶ 2.3        Registered Office, Registered Agent, and Principal Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office as the Manager may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Manager may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Manager may designate from time to time, and the Company shall maintain records there as required by the Act.

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¶ 2.4        Purposes and Powers. The primary purposes of the Company are:

(a)	To protect the properties, assets and rights of any type owned by the Company, including accounts receivable and goodwill (the “Company Property” or “Property”);

(b)	To establish and maintain an order of succession and control of the Company Property;

(c)	To restrict the right of non-Members to acquire interests in Company Property; and

(d)	To (i) engage in any lawful business activity that may be conducted by a limited liability company under the laws of Delaware; and (ii) to do all things necessary, convenient and desirable in connection with the foregoing, or as otherwise contemplated in this Operating Agreement.

The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Operating Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

¶ 2.5        Foreign Qualifications. The Company shall qualify to engage in business in the State of Delaware and in such other jurisdictions in which it is required by the nature of its business or otherwise to qualify in order to comply with the laws of such jurisdictions or in which the Manager may determine it advisable to cause the Company to be so qualified.

¶ 2.6        Term. The Company commenced its existence on the date of filing of its Certificate of Formation with Delaware’s Secretary of State and shall continue in existence until such time as may be determined in accordance with the terms of this Operating Agreement.

¶ 2.7        Entity Declaration. The Company shall not be a general partnership, a limited partnership or a joint venture, and no Member shall be considered a partner or joint venturer of or with any other Member, for any purposes other than for federal, state and local tax purposes, and this Operating Agreement shall not be construed otherwise.

¶ 2.8        Voting Rights. Each Member may cast one vote upon each matter submitted to the Members for a vote for each Unit held by such Member. For the avoidance of doubt, only Members of the Company (but not Series Members) shall have voting rights in the Company.

ARTICLE 3
SERIES

¶ 3.1        Division into Series.

(a)               Establishment of Series. Subject to the provisions of Section 3.2, the Manager shall establish separate series of members and limited liability company interests in the Company (each, a “Series”). Each Series shall have authority to engage in any lawful business, purpose or activity permitted by the Act, and each shall possess and may exercise all of the powers and privileges granted by the Act, together with any powers incidental thereto, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of such Series. Any such Series may be registered pursuant to Section 18-218 of the Act, and the Manager shall have authority to complete and/or file, or caused to be completed and/or filed, any notice or other document as may be reasonably necessary to comply with Section 18-218 (or any other provision of the Act).

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(b)               Separateness. Each Series shall be accounted for as if such Series is a separate limited liability company governed by this Operating Agreement for all purposes, including without limitation with respect to the calculation of Capital Contributions for each such Series and Capital Accounts for each Series, distributions, allocation of Profit and Loss, and indemnification obligations.

(c)               Limitation of Liability; Books and Records. Pursuant to Section 18-215 of the Act, and to the fullest extent permitted by law, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only and not against the assets of the Company generally or any other Series, and none of the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to the Company generally, or any other Series, shall be enforceable against the assets of such Series. Separate and distinct records shall be maintained for each and every Series, and for the Company generally, and assets associated with a Series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the assets of the Company generally, if any, and from the assets of any other Series. The Manager and the Company shall not commingle the assets of one Series with the assets of any other Series or the assets, if any, of the Company, generally. The Certificate of Formation contains a notice of the limitation of liabilities of the Series in conformity with Section 18-215 of the Act.

(d)               Certificate of Formation. The Certificate of Formation contains a statement providing public notice of such division of the Company’s assets, liabilities, and business into Series.

(e)               Changes to Series. Such designations of Series may be terminated or combined from time to time either in accordance with the relevant Series Agreements of such Series or otherwise in accordance with the Act.

(f)                Series Membership; Voting of Series Members. Any Person who makes Capital Contributions to a Series and is accepted by the Manager shall become a “Series Member” of that Series, but not of the Company generally or of any other Series created hereunder. A Series Member may be a member of one or more Series. A Series Member may earn Distributions only from the Series to which it is admitted as a Member. Any voting rights with respect to any Series shall be as set forth in the Series Agreement for such Series; provided, however, that if the Series Agreement does not address the voting rights of such Series, then each of the Series Members shall have the right to cast one vote upon each matter submitted to the Series Members for a vote for each unit of membership interests of the Series held by each of the Series Members (or, if the membership interests of the Series are not divided into units, then voting shall be based on the percentage interests of the membership interests held by each Series Member). With respect to any such vote or approval, the act of the Series Voting Majority shall be the act of the Series Members, unless the act of a greater number is required by statute, the Series Agreement or the Certificate of Formation.

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(g)               Initial Series Capital Contributions. The Manager may raise Capital Contributions for each Series by the sale of Units in each Series. The Manager will determine the minimum or maximum number of Units to be sold on behalf of a Series, and the minimum investment amount required of an investor in a Series, if any. Each Series Member shall contribute to such Series in the amount set forth in a Series Agreement as its Initial Capital Contribution to the Company with respect to such Series. The Manager will accept or reject the Subscription after making a determination of whether the prospective investor meets the suitability standards established by the Manager to invest in the Company. Each Series Member’s holdings of Units will be issued in book-entry form and are not required to be evidenced by a certificate or receipt.

(h)               Additional Series Capital Contributions. No Series Member will be required to make additional Capital Contributions. If a Series’ funds are insufficient to meet the needs of the Series, the Manager may notify the Series Members of the need for additional capital and the Series Members may be permitted, but shall not be required, to make Additional Capital Contributions to the Series on a pro-rata basis. In the event all Series Members do not make additional Capital Contributions proportionate to their previous Capital Contributions, the Manager will recalculate the respective percentage interests of the Series Members after collection of the additional Capital Contributions by: a) calculating the sum of each Series Member’s initial Capital Contributions plus their additional Capital Contributions, and b) dividing this amount by the sum of the total Capital Contributions and additional Capital Contributions of all Series Members. Notwithstanding the foregoing, the Manager shall not be required to seek additional funds or capital contributions from the Series Members of any Series, regardless of whether such Series’ funds are sufficient to meet the needs of the Series. The Manager shall have authority, in the Manager’s sole and absolute discretion, to borrow or otherwise obtain funds on behalf of a Series, including, without limitation, from the Manager or any Member or Series Member.

(i)                 Distributions, Allocations, and other Matters. All items of distributable cash, profits, loss, expenses, fees, costs or other items, and all allocations, with respect to any Series shall be in accordance with the applicable Series Agreement. To the extent that any item of distributable cash, profits, loss, expenses, fees, costs or other items, is not directly related or attributable to a particular Series, then the Manager shall apply such item to all of the Series to which it relates (which could be all of the Series) in such proportion as reasonably determined by the Manager.

(j)                 One Company. Notwithstanding anything to the contrary in this Section 3.1, the Company shall constitute one limited liability company for tax purposes and the Manager shall be the “manager” as designated under the Act for the Company and all Series.

(k)               Series Term. Except as otherwise provided in a Series Agreement, each Series shall have a term of seven (7) years. Such term may be extended in the absolute discretion of the Manager for up to two (2) additional years.

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¶ 3.2        Creation of New Series. The Manager may establish new Series (each, a “New Series”) as determined by the Manager, without the consent of any other Party or any other Person (in the sole and absolute discretion of the Manager). The terms of each New Series shall be as set forth in this Operating Agreement and a separate agreement establishing such New Series (a “Series Agreement”), but with such changes therein as determined by the Manager, without the consent of any other Party or any other Person (in the sole and absolute discretion of the Manager). For all purposes of the Act, this Operating Agreement together with each Series Agreement constitute the “limited liability company agreement” of the Company within the meaning of the Act. The creation of each New Series and the execution of Series Agreements in connection with such New Series shall not constitute an amendment of this Operating Agreement for purposes of Section ¶ 9.1. A Series Agreement or counterpart signature page thereto shall be executed by the Manager and by all of the Members associated with such New Series. Each Series will be deemed to be created upon such Series Agreement being duly executed (unless otherwise provided in the Act). As established from time to time in accordance with this Operating Agreement, additional Series may be designated as having separate rights, powers or duties with respect to specified property or obligations or profits and losses associated with specified property or obligations and, to the extent provided in this Operating Agreement or the Series Agreement of such Series, as having a separate business purpose than the Company or any other Series. A Person may be admitted as a Member of the Company associated with more than one Series. The Manager shall be the manager of the Company associated with each Series.

¶ 3.3        Effect of Series Agreement. If both this Operating Agreement and a Series Agreement address the same or similar issues, the Series Agreement is intended to control the Series. To the extent that any of the terms or provisions of this Operating Agreement conflict with any of the terms or provisions of a Series Agreement, the terms or provisions of the Series Agreement shall control. If a capitalized term is used in both this Operating Agreement and a Series Agreement and such term is defined differently in such agreements, the definition in this Operating Agreement shall apply exclusively to the capitalized term in this Operating Agreement and the definition in the Series Agreement shall apply exclusively to the capitalized term in the Series Agreement.

¶ 3.4        Applicability of Certain Provisions. Unless the Series Agreement for such Series otherwise provides, the following Sections of this Operating Agreement shall apply to each Series (with any references to “Members” and the “Company” in such Sections to mean the “Series Members” and the “Series,” respectively): Sections 6.4, 6.5, 7.3, 7.4, 7.5, 7.7, 7.8, 7.9, 11.5 and 11.6. Any other provision of this Operating Agreement that by its express terms applies only to the “Members” shall mean the Members of the Company, and not the Series Members.

ARTICLE 4
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

¶ 4.1        Initial Contributions. Each Member has contributed to the Company the money and property having the fair market value (net of liabilities assumed by the Company or to which such property is subject) and/or services set forth on the attached and incorporated Exhibit A (each Member’s “Capital Contribution”). Exhibit A shall be amended from time to time to reflect additional Capital Contribution(s) of Member(s), if any. For purposes of this Operating Agreement, a Capital Contribution to any Series shall not be deemed to be a Capital Contribution to the Company generally.

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¶ 4.2        Subsequent Contributions. No Member shall be obligated to make any Capital Contributions to the Company other than those set forth on Exhibit A.

¶ 4.3        Return of Capital Contributions. Except as expressly provided herein, no Member shall be entitled to the return of any part of such Member’s Capital Contributions or to be paid interest in respect of either such Member’s separate capital account maintained for each Member on the books of the Company in accordance with Treas. Reg. §1.704-1(b)(2)(iv) and this Article (such Member’s “Capital Account”) or such Member’s Capital Contributions.

¶ 4.4        Loans by Members; Loans to Members.

(a)	Any Member may, but is not obligated to, loan to the Company such sums as the Manager and such Member determine to be appropriate for the conduct of the Company’s business. Any such loans shall be made at an interest rate and for such maturities and upon such other terms as the Manager and such Member determine in good faith to be commercially reasonable.

(b)	Without limitation on any other provision of this Operating Agreement, the Company is expressly authorized to enter into loan-related arrangements (including, but not limited to, loans of cash, securities, or other Company Property, providing guarantees, and pledging or hypothecating Company Property) with any Member at an interest rate and for such maturities and upon such other terms as the Manager determines in good faith to be commercially reasonable.

¶ 4.5        Capital Accounts. A separate Capital Account shall be maintained for each Member in accordance with the provisions of this Operating Agreement and Treas. Reg. §1.704-1(b)(2)(iv). To the extent of any conflict between the provisions of this Operating Agreement relating to the maintenance of Capital Accounts and the provisions of Treas. Reg. §1.704-1(b)(2)(iv), the provisions of Treas. Reg. §1.704-1(b)(2)(iv) shall control.

¶ 4.6       Capital Accounts Upon Sale or Exchange of Membership Interests. Upon the sale or exchange of an Interest, the Capital Account of the selling or exchanging Member will be transferred to the transferee on a pro rata basis. “Interest” or “Membership Interest” means the membership interest or interest of a Member in the Company, including the right to any and all benefits to which such Member may be entitled in accordance with this Operating Agreement and the obligations as provided in this Operating Agreement and the Act.

¶ 4.7        Revaluation of Capital Accounts.

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(a)	Contributions. In accordance with the provisions of Treas. Reg. §1.704-1(b)(2)(iv)(f) if, after the Initial Contributions, money or property in other than a de minimis amount is contributed to the Company in exchange for an Interest, the Capital Accounts of the Members and Carrying Values (as defined below) of all Company Property (determined immediately prior to such issuance) shall be adjusted to reflect the Unrealized Gain or Unrealized Loss attributable to each such Company Property as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of each such item of Company Property immediately prior to such issuance and had been allocated to the Members in accordance with this Operating Agreement. In determining the Unrealized Gain or Unrealized Loss, the fair market value of Company Property shall be as determined in good faith by the Manager. The Carrying Value of any Property shall be adjusted from time to time in accordance with this paragraph. “Carrying Value” means: (a) with respect to contributed property, the agreed upon value or the fair market value of such Property at the time it was contributed to the Company reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Members’ Capital Accounts; (b) with respect to a any Property the Carrying Value of which has been adjusted in accordance with this paragraph, the fair market value of such Property at the time of revaluation, as determined in accordance with this paragraph, reduced (but not below zero) by all depreciation, depletion, amortization and cost recovery deductions charged to the Members’ Capital Accounts; and (c) with respect to any other Company Property, the adjusted basis of such Property for federal income tax purposes, all as of the time of determination. “Unrealized Gain” attributable to any item of Company Property means, as of any date of determination, the excess, if any, of (a) the fair market value of such Property (as determined under this paragraph) as of such date, over (b) the Carrying Value of such Property as of such date (prior to any adjustment to be made pursuant to this paragraph as of such date). “Unrealized Loss” attributable to any item of Company Property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such Property as of such date (prior to any adjustment to be made pursuant to this paragraph as of such date), over (b) the fair market value of such Property (as determined under this paragraph) as of such date.

(b)	Distributions. In accordance with the provisions of Treas. Reg. §1.704-1(b)(2)(iv)(f), if money or Company Property in other than a de minimis amount is distributed to a Member in exchange for all or part of an Interest, the Capital Accounts of the Members and the Carrying Values of all Company Property (determined immediately prior to such distribution) shall be adjusted to reflect the Unrealized Gain or Unrealized Loss attributable to each item of Company Property as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of each such item of Company Property immediately prior to such distribution and had been allocated to the Members in accordance with this Operating Agreement. In determining the Unrealized Gain or Unrealized Loss, the fair market value of the distributed Property shall be as determined in good faith by the Manager.

¶ 4.8        No Certificates of Ownership. The respective Interests of the Members in the Company may be (but are not required to be) represented by any certificate or document other than this Operating Agreement, including any Exhibits hereto.

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ARTICLE 5
ALLOCATIONS AND DISTRIBUTIONS

¶ 5.1       Code Section 704(c) Allocations. In accordance with §704(c) of the Internal Revenue Code of 1986, as amended (with any successor statute, the “Code”), income, gain, loss and deduction concerning any contributed property shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted tax basis of such Property and the fair market value of such Property upon contribution in accordance with Treas. Reg. §1.704-3(c). Allocations under this paragraph are solely for purposes of federal income taxes and shall not affect or be taken into account in computing any Member’s Capital Account.

¶ 5.2        Allocations Concerning Transferred Interests. Unless the Code requires otherwise, any Profits or Losses allocable to an Interest that has been transferred during any year shall be allocated among the persons who were holders of such Interest during such year by taking into account their varying interests during such taxable year in accordance with Code §706(d) and using any convention selected by the Manager.

¶ 5.3        Distributions of Net Cash Receipts. Except as otherwise provided with respect to Tax Distributions or Final Distributions, all of the Company’s liquid funds in excess of the amount set aside for reserves (“Net Cash Receipts”), if any, shall be distributed at the discretion of the Manager to the Members in accordance with their respective Sharing Ratios.

¶ 5.4       Qualified Income Offset. If in any fiscal year a Member receives (or is reasonably expected to receive) a distribution or an allocation or adjustment to the Member’s Capital Account that creates a negative balance in such Account (or increases the amount by which the balance of such Account is negative), there shall be allocated to the Member such items of Company income or gain as are necessary to satisfy the requirements of a “qualified income offset” within the meaning of Treas. Reg. §1.704-1(b).

¶ 5.5       Tax Distributions. Notwithstanding the provisions of any other provision of this Article, to the extent the Company has sufficient Net Cash Receipts with respect to a fiscal year, the Company shall distribute a Tax Distribution to each Member not later than ninety (90) days after the close of each fiscal year of the Company.

¶ 5.6       Allocation of Profits and Losses. After applying the preceding provisions of this Article, Profits and Losses as well as gains, deductions, and credits for each fiscal year of the Company shall be allocated in accordance with the Members’ respective Sharing Ratios. “Profits” and “Losses” mean, for each fiscal year, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Code §703(a) (including all items required to be stated separately). “Sharing Ratio” means the percentage that each Member’s Units bear to all outstanding Units, as set forth on Exhibit A.

¶ 5.7        Not Applicable to Series Members. A Series Member shall not be a Member of the Company generally or of any other Series created hereunder (but a Series Member may be a Member of one or more Series). Accordingly, the provisions of this Article 5 shall apply only to Members of the Company in their capacity as such, and not to any Series Member with respect to their Interest in a Series.

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ARTICLE 6
MEMBERSHIP; DISPOSITIONS OF INTERESTS

¶ 6.1       Initial Members. The initial Members of the Company are the Persons executing this Operating Agreement as Members as of the date of this Operating Agreement, each of whom is admitted to the Company as a Member effective as of the date indicated on Exhibit A. “Member” means each Person who acquires a Membership Interest pursuant to this Operating Agreement and each Person hereafter admitted to the Company as a Member as provided in this Operating Agreement, but does not include any Person who has ceased to be a Member. The Members and their respective Interests and contact information are set forth on attached and incorporated Exhibit A. Each Member will promptly notify the Manager of any change in such Member’s contact information, and the Manager will promptly revise Exhibit A accordingly. For avoidance of doubt and for purposes of this Operating Agreement, a Series Member shall not be deemed to be a Member of the Company generally (provided, however, that a Member of the Company may also become a Series Member).

¶ 6.2       Additional Members. Any Person admitted to the Company as a Member after the date first above written (each an “Additional Member”) may be admitted as a Member from time to time by action of the Manager. The Capital Contribution of each Additional Member shall be determined by the Manager and set forth on an appropriately updated Exhibit A. A Person shall not be admitted as an Additional Member prior to the delivery by such Person to the Manager of executed counterpart signature page(s) to this Operating Agreement (including Exhibit A, as updated to reflect such Person’s Interest) and the Buy-Sell Agreement (as defined in this Article) (if any).

¶ 6.3       Information. In addition to the other rights specifically set forth in this Operating Agreement, each Member is entitled to all information to which such Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

¶ 6.4       Liability to Third Parties. No Member shall, by virtue of such Member’s status as a Member or such Member’s ownership of an Interest, be liable for the debts, obligations or liabilities of the Company, including, but not limited to a judgment, decree or order of a court.

¶ 6.5       No Member Authority. No Member, by virtue of such Member’s status as a Member, shall have the authority or power to manage the business and affairs of the Company, to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

¶ 6.6       Transfer of Membership Interests. Except as may be otherwise provided in a separate written “buy-sell”, cross-purchase, redemption, or similar agreement among the Members and the Company (if any) (a “Buy-Sell Agreement”) executed as of the date hereof or at any time thereafter, no Member shall have the authority, whether voluntarily, involuntarily, or by operation of law, to sell, exchange, assign, give, pledge, hypothecate, grant a security interest with respect to, or make any other disposition with respect to (“Transfer”) such Member’s Membership Interest unless all Members consent in writing to such Transfer. Unless and until any Person to whom Units are transferred in a manner specifically permitted by this Operating Agreement (a “Transferee”) is admitted as a Member by a unanimous vote of all Members immediately prior to the time of a Transfer or a proposed Transfer (other than the Transferring Member) (together, the “Remaining Members”) and executes and delivers to the Manager counterpart signature page(s) to this Operating Agreement and the Buy-Sell Agreement (if any), such Transferee shall have no rights as a Member except the right to the allocations and distributions allocable to such Membership Interest under this Operating Agreement. In the case of any conflict between the provisions of this paragraph and the provisions of the Buy-Sell Agreement, the Buy-Sell Agreement will control.

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¶ 6.7        Member’s Death or Disability. Upon the death or disability of any Member, such Member’s Membership Interest shall be held and exercised in accordance with such Member’s last will and testament or power of attorney, respectively, or in accordance with the instructions of such Member’s Executor or other personal representative, or attorney-in-fact, respectively, but solely for the purpose of exercising and effecting such Member’s options and obligations as otherwise provided in this Operating Agreement and/or the Buy-Sell Agreement.

¶ 6.8        No Right of Withdrawal. A Member has no right to withdraw from the Company and shall not withdraw from the Company without the consent of all other Remaining Members.

¶ 6.9        Investment Representations and Warranties. Each Member (but no Series Member) hereby represents and warrants to the Company and to each other Member (but no Series Member) that:

(a)	the Member is an “accredited investor” (as such term is defined by Rule 501 under Regulation D promulgated pursuant to the Securities Act of 1933 (the “Securities Act”)) because such Member: (i) individually or with such Member’s spouse has a net worth exceeding One Million Dollars ($1,000,000); and/or (ii) is actively involved in the day-to-day management and affairs of the Company as a Manager or in a manner closely resembling that of a general partner or an executive officer; or (iii) meets one of the other categories of “accredited investor” specified by Rule 501;

(b)	the Member is acquiring its Interest for its own account for investment and not with a view to the resale, distribution or fractionalization thereof;

(c)	the Member has, alone or together with such Member’s purchaser representative (if any), such knowledge and experience in financial matters that he is capable of evaluating the relative risks and merits of this investment;

(d)	the Member has adequate means of providing for such Member’s current needs and personal contingencies and has no need for liquidity in this investment;

(e)	all documents and records requested by the Member have been delivered or made available to the Member, and the Member’s investment decision is based upon such Member’s own investigation and analysis and not the representations or inducements of any Member or Manager; and

(f)	the Member understands that the Interests have not been, and will not be, registered under the Securities Act or any state securities laws, in reliance upon applicable exemptions from registration, including, without limitation, Section 4(2) of the Securities Act.

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ARTICLE 7
MANAGEMENT; MEETINGS OF MEMBERS

¶ 7.1        Management Authority. The Manager shall have the exclusive power to manage the business and affairs of the Company and each Series, but the Manager may delegate such authority to the Company’s officers as the Manager deem appropriate.

¶ 7.2        Officers. The Manager may appoint one or more officers of the Company or any Series. Each Manager and/or officer may receive reasonable compensation for services rendered to the Company in the discretion of the Manager. Officers may be terminated by action of the Manager at any time. A vacancy occurring through termination or resignation in any officer position may be filled by action of the Manager for the remainder of the term so vacated.

¶ 7.3        Meetings. Meetings of the Members may be called by the Manager. Meetings of Members shall be held at the principal place of business of the Company on an annual basis or as designated in the notice of the meeting. “Meeting” means a meeting of the Members: (i) at which a quorum of Members holding a Required Interest is present, whether in person or by means of remote communication (e.g., telephone conference call); and (ii) for which Notification of the time and place for such meeting is given at least 24 hours prior to such time to each Member, unless Member(s) holding a Required Interest waive Notification of such Meeting in writing.

¶ 7.4        Notice of Meetings. Notice of any meeting of the Members shall be given no fewer than 1 day and no more than 60 days prior to the date of the meeting. Notices shall specify the purpose or purposes for which the meeting is called. The attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

¶ 7.5        Quorum. The holders of a majority of the Units entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for transaction of business at any meeting of the Members.

¶ 7.6        Manner of Acting. The act of a Required Interest (whether at a called Meeting of the Members or otherwise) shall be the act of the Members, unless the act of a greater number is required by statute, this Operating Agreement or the Certificate of Formation.

¶ 7.7        Action Without Meeting. Unless specifically prohibited by the Certificate of Formation, any action required to be taken at a Meeting of the Members or any other action which may be taken at a Meeting of the Members, may be taken without a Meeting if a consent in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a Meeting at which the holders of all of the Units entitled to vote at a Meeting were present and voting. Prompt notice of the taking of the action without a Meeting by less than unanimous consent shall be given in writing to those Members who were entitled to vote but did not consent in writing.

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¶ 7.8        Telephonic or Electronic Meetings. The Members may participate in and act at any Meeting of Members through the use of a conference telephone or other electronic communications equipment by means of which all persons participating in the Meeting can hear each other. Participation in such Meeting shall constitute attendance and presence in person at the Meeting of the Person(s) so participating.

¶ 7.9        Proxies. Each Member entitled to vote at a Meeting of Members or to express consent or dissent to action in writing without a Meeting may authorize another Person or Persons to act for such Member by proxy.

ARTICLE 8
INDEMNIFICATION

¶ 8.1        Indemnification of Manager and Members. Subject to the limitations and conditions provided in this Article and in the Act, each Person (an “Indemnified Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of whom such Person is the legal representative, is or was a Member, Manager, Series Member or Series Manager shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorneys’ fees) actually incurred by such Indemnified Person in connection with such Proceeding except to the extent such indemnification is prohibited by law.

¶ 8.2        Indemnification of Employees and Agents. The Company, by action of the Manager, may indemnify and advance expenses to an employee or agent of the Company or any series thereof to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member, Manager, Series Member or Series Manager under this Article; and the Company may indemnify and advance expenses to Persons who are not or were not employees or agents of the Company but who are or were serving at the request of the Company or any series thereof as a partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited partnership, corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against it and incurred by it in such a capacity or arising out of its status as such a Person to the same extent that it may indemnify and advance expenses to a Member or Manager under this Article.

¶ 8.3        Indemnification for Breach. To the fullest extent permitted by law, each Member and Series Member shall indemnify the Company and each other Member and Series Member and hold all of them harmless from and against all losses, costs, liabilities, damages and expenses (including, without limitation, costs of suit and attorneys’ fees) they may incur on account of any material breach by such Member or Series Member of this Operating Agreement or any Series Agreement.

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¶ 8.4        Savings Clause. If all or any portion of the indemnification provisions of this Article shall be invalidated on any ground by any arbitrator or court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless a Member, Manager or any other Indemnified Person as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE 9
AMENDMENTS

¶ 9.1        Amendment of Operating Agreement. Except as otherwise required by this Operating Agreement or the Act, this Operating Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by a Required Interest.

¶ 9.2        Amendment of Certificate of Formation. Except as may otherwise be provided in the Act, the Company’s Certificate of Formation may be amended by the vote of a Required Interest.

ARTICLE 10
BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

¶ 10.1    Maintenance of Books and Records. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members and Manager, and of its Series Members and Series Managers, at the principal office of the Company. In addition, the Company shall maintain all documents and records required to be maintained at its principal office pursuant to the terms of the Act. Documents and records kept pursuant to this paragraph are subject to inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours. The Manager shall also maintain a list of all Series created hereunder and the respective Series Members. Each Series Agreement will each identify the Series Manager and all Series Members or, at the election of the Series Manager, the Series Manager shall, or shall cause the registrar or transfer agent of such Series, to maintain a register or ledger of all Series Members. The Manager shall periodically update such lists as necessary to update the information contained therein, including, without limitation, the establishment of additional Series, the admission or disassociation of Series Members, and all relevant contact information. The Manager shall cause each Series to maintain separate and distinct records as further provided in Section 3.1(c).

¶ 10.2    Reports. On or before the 90th day following the end of each fiscal year during the term of the Company, the Company shall cause each Member to be furnished with a federal (and where applicable state and/or local) income tax report on Form K-1 or its equivalent and a financial report for the preceding fiscal year which shall include a balance sheet and a profit and loss statement prepared in accordance with generally accepted accounting principles applied on a consistent basis. For avoidance of doubt, this provision shall not be applicable to the Series Members.

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¶ 10.3    Taxable Year and Accounting Method. The Company’s taxable and fiscal years shall be a fiscal year ending December 31. The Company shall initially use the accrual method of accounting, subject to adjustment in the Manager’s sole discretion.

¶ 10.4    Tax Elections. All elections required or permitted to be made by the Company under the Code shall be made by the Manager. In particular, unless the Manager elects otherwise from time to time:

(a)	The Company will elect to deduct expenses incurred in organizing the Company ratably over a 60-month period as provided in Code §709;

(b)	In case of a Transfer of all or part of any Interest, the Company will elect, in a timely manner pursuant to Code §754 and pursuant to corresponding provisions of applicable state and local tax laws, to adjust the basis of Company Property pursuant to Code §§734 and 743;

(c)	The Company will elect to deduct start-up expenditures ratably over a 60-month period as provided in Code §195;

(d)	The Company will not elect to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or corresponding provisions of state or local law; and

(e)	The Company will take whatever actions may be necessary and appropriate to assure the Company is characterized as a partnership for federal, state and local income tax purposes.

¶ 10.5    Bank Accounts. All funds of the Company are to be deposited in the Company’s name in such bank accounts or investment accounts as may be designated by the Manager and shall be withdrawn on the signature of the Person or Persons as the Manager may authorize.

ARTICLE 11
DISSOLUTION, LIQUIDATION AND TERMINATION

¶ 11.1    Dissolution.

(a)	Dissolution of the Company. Except as otherwise required by the Act, the Company shall be dissolved and shall commence winding up its affairs upon the first to occur of the following:

(i)	The approval of the Manager and the Required Interest;

(ii)	Any event which makes it unlawful or impossible to carry on the Company’s business;

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(iii)	The sale, disposition or abandonment of all or substantially all of the Company Property outside the regular course of business;

(iv)	The entry of a decree of judicial dissolution under the Act; or

(v)          The termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company unless the business of the Company is continued in a manner permitted by the Act. Notwithstanding anything to the contrary in this Operating Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(b)	Series Termination Events. Except as otherwise provided in a Series Agreement, a Series shall terminate and its affairs wound up upon the first to occur of any of the following events (each, a “Series Termination Event”):

(i)	Upon the election of Manager, in the Manager’s sole discretion;

(ii)	The entry of a decree of judicial termination of such Series pursuant to the Act;

(iii)	The sale of all or substantially all of the assets of such Series;

(iv)	The dissolution of the Company; or

(v)          The expiration of the term of such Series (including any extension thereof) in accordance with the applicable Series Agreement or Section 3.1(k) of this Operating Agreement.

¶ 11.2    Winding Up. Upon the dissolution of the Company or a Series Termination Event, the Manager shall wind up the Company’s or such Series’ affairs and satisfy the Company’s or such Series’ liabilities. The Manager shall attempt to liquidate all of the Company Property or assets of such Series as quickly as possible consistent with obtaining the full fair market value thereof. During this period, the Manager shall continue to operate Company Property or assets of such Series and all of the provisions of this Operating Agreement shall remain in effect. The Manager shall notify all known creditors and claimants of the dissolution of the Company or Series in accordance with the provisions of the Act.

¶ 11.3    Final Distribution. The proceeds from the liquidation of the Company Property shall be distributed (a “Final Distribution”) as follows:

(a)	First, to creditors, including Members and/or Manager who are creditors, until all of the Company’s debts and liabilities are paid and discharged (or provision is made for payment thereof);

(b)	Second, to Members and former members in satisfaction of liabilities for distributions under § 18-601 or § 18-604 of the Act;

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(c)	Third, to the Members, to the extent of their positive Capital Account balances, in proportion to their relative Capital Accounts as of the date of such distribution, after giving effect to all contributions and distributions; and

(d)	Fourth, the balance, if any, in proportion to the Member’s Sharing Ratio.

All liquidating distributions shall be made so as to comply with the requirements of Treas. Reg. §1.704-1(b)(2)(ii)(b)(2).

Notwithstanding the foregoing, any Final Distribution with respect to any Series shall be made in accordance with the Series Agreement for such Series.

¶ 11.4    Distributions in Kind. In connection with the termination and liquidation of the Company or any Series, the Manager shall attempt to sell all of the Company Property or assets of such Series. To the extent that the Company Property or assets of such Series is not sold, each Member will receive a pro rata share of any distribution in kind. Any Company Property distributed in kind upon liquidation of the Company shall be valued on the basis of an independent appraisal by a qualified appraiser chosen by the Manager experienced in conducting appraisals of assets similar to the Company Property and treated as though the Property were sold and the cash proceeds distributed.

¶ 11.5    Redemption Plan. The Manager may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause a Series to establish a redemption plan (a “Redemption Plan”), pursuant to which a Member may request that the Company redeem all or any portion of their Shares, subject to the terms, conditions and restrictions of the Redemption Plan. In its sole discretion and to the fullest extent permitted by applicable laws and regulations, the Manager may set the terms, conditions and restrictions of any Redemption Plan and may amend, suspend, or terminate any such Redemption Plan at any time for any reason.

¶ 11.6    No Recourse Against Members. The Members shall look solely to the assets of the Company for the return of their investment, and if the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return such investment, they shall have no recourse against any Manager or Member.

¶ 11.7    Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Operating Agreement, and notwithstanding any custom or rule of law to the contrary, the deficit, if any, in the Capital Account of any Member upon dissolution of the Company shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.

¶ 11.8    Certificate of Cancellation. On completion of the distribution of Company Property as provided herein, the Company shall be thereby terminated, and the Manager shall authorize the filing of Certificate of Cancellation with the Delaware Secretary of State, cancel any other foreign qualifications, and take such other actions as may be necessary to terminate the Company.

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ARTICLE 12
DISPUTE RESOLUTION

¶ 12.1    Procedure for Settling Disputes. In the event of a dispute, claim, question, or disagreement between Series Members or between a Series Manager or the Manager and/or one or more Series Members arising from or relating to this Agreement, the Operating Agreement, the breach thereof, or any associated transaction, or to interpret or enforce any rights or duties under the Act (a “Dispute”), except allegations of violations of Federal or State securities laws, all Series Managers and Series Members hereby agree to resolve such Dispute by strictly adhering to the procedure provided below (the “Procedure”):

(b)	Notice of Disputes. Written notice of a Dispute must be sent to the Series Manager or Series Member by the aggrieved party as described in the notice requirements below.

(c)	Negotiation of Disputes. The parties hereto shall use their best efforts to settle any Dispute through negotiation before resorting to any other means of resolution. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all parties. If, within a period of sixty (60) days after written notice of such Dispute has been delivered by either party on the other, the parties have not reached a negotiated solution, then upon further notice by either party, the Dispute shall be submitted to mediation administered by the American Arbitration Association (“AAA”) in accordance with the provisions of its Commercial Mediation Rules. The onus is on the complaining party to initiate each next step in this Procedure as provided below.

¶ 12.2    Mandatory Alternative Dispute Resolution. On failure of negotiation provided above; mediation, and as a last resort, binding arbitration shall be used to ultimately settle the Dispute. The following provisions of this ARTICLE 12 shall apply to any subsequent mediation or arbitration. Except that upon unanimous consent of all parties to a Dispute, the disputing party may initiate a small claims action or litigation in lieu of mandatory mediation and arbitration provided the parties shall further unanimously determine jurisdiction and venue. In any small claims action or litigation, the local rules of court shall apply in lieu of the remaining provisions of this Section.

¶ 12.3    Preliminary Relief. Any party to the Dispute may seek preliminary relief at any time after negotiation has failed, but prior to arbitration, in accordance with the Optional Rules for Emergency Measures of Protection of the AAA Commercial Arbitration Rules and Mediation Procedures. The AAA case manager may appoint an arbitrator who will hear only the preliminary relief issues without going through the arbitrator selection process described below.

¶ 12.4    Consolidation. Identical or sufficiently similar Disputes presented by more than one Series Member may, at the option of the Series Manager or Manager, be consolidated into a single Procedure.

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¶ 12.5    Location of Mediation or Arbitration. Any mediation or arbitration shall be in State of Nevada and each party to such mediation or arbitration must attend in person (it being understood that video conference or similar means of electronic communication that allow for simultaneous communication amongst the parties may constitute attendance “in person”).

¶ 12.6    Attorney’s Fees and Costs. Each party shall bear its own costs and expenses (including their own attorney’s fees) and an equal share of the mediator or arbitrators’ fees and any administrative fees, regardless of the outcome; however, if a Series Manager or the Manager is a party, their legal fees shall be paid by the Series (per the indemnification provision described herein). Except that a Series may reimburse a Series Member for attorney’s fees and costs in any legal action against the Series Manager or the Company in which the Series Member is awarded such fees and costs as part of a legal action.

¶ 12.7    Maximum Award. The maximum amount a party may seek during mediation or be awarded by an arbitrator is the amount equal to the party’s Unreturned Capital Contributions and any Cash Distributions or Interest to which the party may be entitled. An arbitrator will have no authority to award punitive or other damages.

¶ 12.8    AAA Commercial Mediation or Arbitration Rules. Any Dispute submitted for mediation or arbitration shall be subject to the AAA’s Commercial Mediation or Arbitration Rules. If there is a conflict between the Rules and this Section, the Section shall be controlling.

¶ 12.9    Mediation. Any Dispute that cannot be settled through negotiation as described herein may proceed to mediation. The parties shall try in good faith to settle the Dispute by mediation, which each of the parties to the Dispute must attend in person, before resorting to arbitration. If, after no less than three (3) face-to-face mediation sessions, mediation proves unsuccessful at resolving the Dispute, the parties may then, and only then, resort to binding arbitration as described in herein.

¶ 12.10  Selection of Mediator. The complaining party shall submit a Request for Mediation to the AAA. The AAA will appoint a qualified mediator to serve on the case. The preferred mediator shall have specialized knowledge of securities law, unless the Dispute pertains to financial accounting issues, in which case the arbitrator shall be either a C.P.A. or a real estate attorney, or if no such person is available, shall be generally familiar with the subject matter involved in the Dispute. If the parties are unable to agree on the mediator within thirty (30) days of the Request for Mediation, the AAA case manager will make an appointment. If the initial mediation(s) does not completely resolve the Dispute, any party may request a different mediator for subsequent mediation(s) by serving notice of the request to the other party(ies) for approval, and subject to qualification per the requirements stated above.

¶ 12.1    Arbitration. Any Dispute that remains unresolved after good faith negotiation and three (3) failed mediation sessions shall be settled by binding arbitration. Judgment on the award rendered by the arbitrator(s) shall be final and may be entered in any court having jurisdiction thereof.

¶ 12.12  Selection of Arbitrator. Prior to arbitration, the complaining party shall cause the appointment of an AAA case manager by filing of a claim with the AAA along with the appropriate filing fee, and serving it on the defending party. The AAA case manager shall provide each party with a list of proposed arbitrators who meet the qualifications described below, or if no such person is available, who are generally familiar with the subject matter involved in the Dispute. Each side will have fourteen (14) days to strike any unacceptable names, number the remaining names in order of preference, and return the list to the AAA. The case manager shall then invite persons to serve from the names remaining on the list, in the designated order of mutual preference. Should this selection procedure fail for any reason, the AAA case manager shall appoint an arbitrator as provided in the applicable AAA Commercial Arbitration Rules.

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¶ 12.13 Qualifications of Arbitrator. The selected or appointed arbitrator shall be selected from available candidates in Nevada and shall have specialized knowledge of securities law, unless the Dispute pertains to financial accounting issues, in which case the arbitrator shall be a C.P.A. or a real estate attorney. Further, the selected arbitrator must agree to sign a certification stating that they have read all of the documents relevant to the Member’s subscription to the Series, including the offering documents (e.g. the Private Placement Memorandum or Offering Circular), the Agreement, the subject Series Agreement, and the Subscription Booklet in their entirety, including and any relevant Appendices or Exhibits.

¶ 12.14  Discovery. Discovery shall be limited to only those documents pertaining to the Series Member’s subscription to the Series (and any relevant Appendices or Exhibits), any written correspondence between the parties, and any other documents specifically requested by the Arbitrator as necessary to facilitate his/her understanding of the Dispute. The parties may produce witnesses for live testimony at the arbitration hearing at their own expense. A list of all such witnesses and complete copies of any documents to be submitted to the arbitrator shall be served on the arbitrator and all other parties within forty-five (45) days of the arbitration hearing, at the submitting party’s expense.

ARTICLE 13
GENERAL PROVISIONS

¶ 13.1    Entire Agreement. This Operating Agreement embodies the entire understanding among the Members concerning the Company and their relationship as Members and supersedes and all prior negotiations, understanding or agreements relating to the subject matter hereof.

¶ 13.2    Notices. All notices and demands required or permitted under this Operating Agreement (“Notification” or “Notice”) shall be in writing, as follows: (i) by actual delivery of the notice into the hands of the party entitled to receive it; (ii) by mailing such notice by registered or certified mail, return receipt required, in which case the notice shall be deemed to be given on the date of its mailing; (iii) by overnight delivery service, in which case the notice shall be deemed to be given as of the date sent. All notices which concern this Operating Agreement, if addressed to the Company, shall be addressed to the Company’s registered office. If addressed to the Members, such notices shall be addressed to the address shown from time to time on the records of the Company. Any Member may specify a different address, which change shall become effective upon receipt of such notice by the Company.

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¶ 13.3    Severability. If any provision of this Operating Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Operating Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected.

¶ 13.4    Parties Bound. This Operating Agreement shall be binding upon the Members and their respective successors, assigns, heirs, devisees, legal representatives, executors and administrators.

¶ 13.5    Applicable Law. The laws of the State of Delaware shall govern this Operating Agreement, excluding any conflict of laws rules. The Members irrevocably agree that, subject to the provision of ARTICLE 12, all actions or proceedings in any way, manner or respect, arising out of or from or related to this Operating Agreement shall be litigated only in courts having situs within the Delaware county specified on the Certificate of Formation.

¶ 13.6    Strict Construction. It is the intent of the Members upon execution hereof that this Operating Agreement shall be deemed to have been prepared by all of the parties to the end that no Member shall be entitled to the benefit of any favorable interpretation or construction of any term or provision hereof under any rule or law.

¶ 13.7    Partition. Each Member irrevocably waives any right that it may have to maintain any action for partition with respect to Company Property.

¶ 13.8    Headings. The headings in this Operating Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

¶ 13.9    Counterparts. This Operating Agreement may be executed in multiple counterparts with separate pages, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

¶ 13.10  Pronouns. All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

¶ 13.11   Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person. Failure on the part of a Person to complain of any act or to declare any Person in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default.

¶ 13.12  Further Assurances. Each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and the transactions contemplated herein.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the Members have executed this Operating Agreement on the date first set forth above.

MEMBERS:

MIP MANAGER, LLC By: /s/ Benjamin C. Logan Name: Benjamin C. Logan Title: Manager

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EXHIBIT A OF OPERATING AGREEMENT OF my income property, LLC

MEMBERS OF THE COMPANY

Name and Address of Each Member	Capital Contribution	Number of Units	Sharing Ratio

MIP Manager, LLC 9811 W. Charleston Blvd., Suite 2-383 Las Vegas, NV 89117 Attn: Benjamin C. Logan	$50,000	500	100%

Total:	$50,000	500	100%

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